Exhibit 10.9
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP PRESIDENTS
I.	THE PLAN

The name of this Plan is the Sensient Technologies Corporation Management Incentive Plan for Group Presidents. The purpose of the Plan is to promote the interests of the shareholders and to provide incentive to the Group Presidents who contribute to the profitability of the Company. It is separate and distinct from other Company incentive plans currently in effect.

II.	DEFINITIONS
In this Plan, the terms used will have the following definitions:
A.	“Actual Average Assets Managed” means the twelve-month average of month end balances of key assets and liabilities subject to Group control, as defined in Exhibit B, II, C and D.

B.	“Actual Sales Operating Profit” means profit reported on the Company’s sales operating reports, as adjusted per Exhibit B, II, B and D.

C.	“Board of Directors” means the Board of Directors of the Company.

D.	“Bonus Award” means a lump-sum cash award paid no later than March 15th of the Fiscal Year following the Fiscal Year during which the Bonus Award was earned.

E.	“Business Unit” means a segmented profit center within a Group.

F.	“Committee” means the committee provided for in Section III.

G.	“Company” means Sensient Technologies Corporation.

H.	“Group” means a business entity designated as such by the Corporation normally segmented based on product line.

I.	“Employee” means any employee regularly employed by the Company or any of its subsidiaries, and paid on a salary basis.

J.	“Fiscal Year” means each twelve (12) consecutive month period beginning on January 1 and ending on December 31.

K.	“Fiscal Year Salary” means base pay earned by a participant during the relevant Fiscal Year, exclusive of any incentive compensation or supplemental payments by the Company.

L.	“Plan” means this Sensient Technologies Corporation Management Incentive Plan for Group Presidents.

M.	“Targeted Average Assets Managed” means the Group average assets managed objective scheduled per Exhibit C.

N.	“Targeted Sales Operating Profit” means the Group profit objective scheduled per Exhibit C.

III.	COMMITTEE

The Compensation and Development Committee of the Company’s Board of Directors (the “Committee”), shall have full power and authority to interpret and administer the Plan in accordance with the Regulations. No member of the Committee shall be eligible to participate in the Plan while a member of the Committee.

IV.	PLAN ADMINISTRATION

The Committee shall have the power to adopt eligibility and other rules not inconsistent with the provisions of the Plan (hereinafter referred to as the “Regulations” and attached hereto as “Exhibit A”) for the administration thereof and to alter, amend, or revoke any Regulations so adopted.

V.	PLAN PARTICIPATION

Participation in the Plan shall be in accordance with the Regulations.

A.	At the beginning of each fiscal year, the Chairman and Chief Executive Officer shall submit to the Committee a written list of recommended participants in the Plan for that year.

B.	Not all group presidents need to be selected as participants, and selection as a participant one year does not automatically ensure selection in future years.

C.	At the end of each Fiscal Year the Chairman and Chief Executive Officer shall submit to the Committee a written list of recommendations as to the amount of Bonus Award each participant in the Plan should receive for that Fiscal Year.

D.	The Committee’s selection of the Employees to whom a Bonus Award shall be made and its determination of the amount of each such Bonus Award shall be final.

E.	This Plan is not a part of the Company’s regular compensation plan nor is it part of the Employee’s regular compensation.

VI.	BONUS AWARDS

The performance measurement upon which the Bonus Award is based is determined in accordance with the Regulations for each fiscal year.

VII.	BONUS PROVISION

All Bonus Awards under this Plan will be budgeted and funded within the operations of the specific Group in which participants are employed.

VIII.	CHANGE OF CONTROL OF COMPANY

In the event of a change of control of the Company in accordance with an Employee’s Severance Agreement and the Employee’s subsequent termination of employment without cause by the successor entity, the “Change of Control Benefits” under the Employee’s Severance Agreement in respect to this Plan shall be received as a severance payment by the Employee.

IX.	SUCCESSORS AND ASSIGNS

If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.

In case of such assignment by the Company and of such assumption and agreement by the Company and of such person(s), all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such person(s).

X.	PLAN AMENDMENTS

The Board of Directors may suspend or discontinue the Plan at any time.

Exhibit A- Regulations
GROUP PRESIDENTS
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP PRESIDENTS
REGULATIONS - Fiscal Year 2008
These Regulations apply to the Sensient Technologies Corporation Management incentive Plan for Group Presidents for the year January 1, 2008 through December 31, 2008.
1.	Participants will be notified of their selection and be provided with a copy of the Plan with specific provisions related to their Group and level of participation.

2.	An Employee may be selected as a participant after the beginning of a fiscal year and, if eligible, may, at the discretion of the Committee, receive a Bonus Award prorated to reflect duration of Plan participation, paid at the same time as all other Bonus Awards under the Plan.

3.	A participant may receive a Bonus Award based on prorated participation in more than one plan, if eligible to do so under provisions of the plan(s).

4.	The Bonus Award granted to individual participants shall be based upon achievement of defined target objectives (Formula).

5.	The Bonus Award amount may, at the sole discretion of the Chairman and Chief Executive officer, be adjusted up or down by five to twenty percent (5% to 20%) to recognize individual performance.

6.	The Bonus Award shall not be paid to participants who resigned or were discharged for cause prior to their receiving the Bonus Award unless the Committee decides otherwise.

7.	If an Employee ceases to be a Plan participant during the fiscal year as a result of death, disability, or retirement under the Company’s ESOP, the Employee or his/her estate may, at the discretion of the Committee, receive a pro-rata Bonus Award based upon the number of months spent as a participant, paid at the same time as all other Bonus Awards under the Plan.

In such cases, the Committee may, at its discretion, increase the Bonus Award up to, but not in excess of, the amount that would have been earned for a full year of participation.

8.	For the purpose of determining the appropriate Plan Award, profit changes due to fluctuation in currency exchange or internal hedges will not be considered. International business unit profit performance will be based upon actual vs. Budget comparisons in local currencies.

9.	Upon the recommendations of the Chairman and Chief Executive Officer, the Committee may approve special adjustments to Incentive Targets necessary to give consideration to unbudgeted and/or unplanned situations which developed after finalization of the operating budget. Such adjustments will be submitted for consideration only if required to correct major inequities.

Exhibit B- Performance Measures
GROUP PRESIDENTS
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP PRESIDENTS
PERFORMANCE MEASURES - Fiscal Year 2008

NAME	TITLE/GROUP

Maximum Bonus Award as Percentage
of Fiscal Year Salary

Target	%

Maximum	%
I.	The method by which Formula Bonus Awards will be earned has been designed to encourage the following:
A.	The setting of realistic operating budgets and performance thereto.

B.	The improvement of return on investment through maximization of profits and careful utilization of corporate assets.
II.	The Formula for Bonus Awards is:
A.	Participants will receive a formula portion of their Bonus Award in accordance with the attached table.

B.	Actual Sales Operating Profit for the Group is the profit reported on the Company’s sales operating reports adjusted by adding back any interest expense, foreign taxes, or goodwill amortization which had been charged against the reported profit.

C.	Actual Average Assets Managed will be the twelve-month average of month-end balances of key assets and liabilities subject to Group control consisting of accounts receivable, inventories, accounts payable, accrued expenses and any other assets or liabilities specifically identifiable with a Group and so specified prior to the beginning of the fiscal year (such as advances to suppliers, deferred farming costs, etc.).

D.	If the Actual Average Assets Managed for the Group during the fiscal year exceed the Targeted Average Assets Managed, the increase will be multiplied by 25% and added to the Targeted Sales Operating Profit as a charge for the use of additional capital. If the Actual Average Assets Managed for the Group during the fiscal year are less than the Targeted Average Assets Managed, the reduction will be multiplied by 25% and subtracted from the Targeted Sales Operating Profit as a credit for the reduction in capital utilized.

Exhibit C – Performance Measures — Schedule
GROUP PRESIDENTS
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP PRESIDENTS
PERFORMANCE MEASURES-SCHEDULE - Fiscal Year 2008

Participants	Name: Title:

Group Name:

ACTUAL SALES OPERATING PROFIT	% OF FORMULA AWARD
AS A % OF TARGET PROFIT	EARNED
<86%	0%
86%	30%
88%	35%
90%	40%
92%	45%
94%	50%
96%	60%
97%	70%
98%	80%
100%	100%
101%	110%
102%	120%
103%	130%
104%	140%
105%	150%
106%	160%
107%	170%
108%	180%
109%	185%
110%	190%
111%	195%
112%	200%

(000’s omitted)
Approved Group/Division/Business Unit/Unit
Weighted Target Percentage		%
Targeted Sales Operating Profit	$
Targeted Average Assets Managed	$

Exhibit D – Additional Incentive Components
GROUP PRESIDENTS
SENSIENT TECHNOLOGIES CORPORATION
MANAGEMENT INCENTIVE PLAN FOR GROUP PRESIDENTS
ADDITIONAL INCENTIVE COMPONENTS - Fiscal Year 2008
I.	Background: The addition of two incentive components. For each location that has a formula under MIP, there will be an incremental 15% of a participant’s target given for each additional incentive component if the established targets are achieved. This allows participants to achieve an incremental incentive of 15% of target for each additional incentive component.

II.	Definitions:
A.	“Selling, General and Administrative (SGA)” means selling and administrative costs as reported in the Corporate financial statements.

B.	“Cash Flow” means net cash provided by operating activities and is defined as operating profit plus non-cash expenses (depreciation and amortization) adjusted for changes in controllable working capital components as reported in the Corporate consolidation system.
III.	Additional Incentive Components include:
•	SG&A Expense Reduction: Any location that achieves the approved minimum SG&A threshold percentage (SG&A as a percentage of revenue) will receive the 15% addition to their Target.

•	Cash Flow Improvement: Any location that achieves the approved Targeted Average Cash Flow will receive the 15% addition to their Target.
IV.	Each additional incentive component is an all or nothing arrangement. If the additional incentive component is exceeded, then 15% is the maximum that is awarded. A cumulative maximum payout for a participant is 200%.

V. Approved Group/Division/Business Unit/Unit
Weighted Target Percentage		%
Targeted SG&A		%
Targeted Average Cash Flow	$